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                                                                    Exhibit 99.1


                                                                  [GENUITY LOGO]



       MEDIA CONTACTS:                           INVESTOR RELATIONS CONTACTS:

       Susan Kraus, 781-865-3511                 George Lieb, 781-865-4121

       John Vincenzo, 781-865-5468               Arleen Llerandi, 781-865-3544



                                                                   July 29, 2002


                         GENUITY RECEIVES BANK EXTENSION

                  BANKS AGREE TO TWO-WEEK STANDSTILL AGREEMENT;
                   NEGOTIATIONS CONTINUE WITH BANK CONSORTIUM

         Woburn, Mass. -- Genuity Inc. (Nasdaq: GENU), a leading provider of enterprise IP networking services, today announced that the global consortium of banks that provided the company with a $2 billion line of credit has agreed to a two-week standstill while negotiations continue to revise the company's credit facility. As a part of the standstill agreement, the company today made a payment of $100 million to the bank group, bringing its currently available cash to approximately $1.2 billion.

         The company said that the standstill was agreed to by all banks that provided the $723 million funding that was recently received by Genuity, under its $2 billion line of credit. JP Morgan Chase is the agent for the bank consortium.

         Today's action follows last week's announcement by Verizon Communications of its decision to relinquish its option to acquire a controlling interest in Genuity, causing a default under Genuity's credit facilities.

         Paul R. Gudonis, Genuity's chairman and chief executive officer, stated, "The extension gives us a two-week period to restructure our credit facility as we make the transition to an independent public company that no longer has the potential controlling interest of Verizon. Although Verizon has changed its ownership status, it remains a major customer and sales channel for Genuity's services. We are evaluating all of our options, as there are many potential paths to take."


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         Gudonis added, "I want to assure our employees, customers and suppliers that, with $1.2 billion in cash, business operations will continue without interruption, and we will provide our customers with the service and support they have come to expect from Genuity."

         The company noted that the lending consortium proceeded without the participation of Deutsche Bank, which did not contribute its portion of the credit facility, causing Genuity to take legal action last week to require it to satisfy its obligation.

         Genuity also announced today that it has retained Lazard Freres & Co. as its financial advisor, and that Michael Masin, a vice chairman of Verizon Communications, has resigned from Genuity's board of directors. Verizon has retained its right to a seat on the Genuity board and may appoint a new director in the future.

About Genuity

Genuity is a leading provider of enterprise IP networking services. The company combines its Tier 1 network with a full portfolio of managed Internet services, including dedicated and broadband access, Internet security, Voice over IP
(VoIP), and Web hosting to provide converged voice and data solutions. With annual revenues of more than $1 billion, Genuity (NASDAQ: GENU and NM: Genuity A-RegS 144) is a global company with offices and operations throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.

                           FORWARD-LOOKING STATEMENTS

         This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.


These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to the company's future revenue, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; the company's ability to successfully reduce its cost structure; the company's ability to successfully maintain and continue to strengthen its brand recognition; volatility of the market for certain products; and expansion decisions relating to our capacity and network infrastructure. The company also faces uncertainty concerning the effect of Verizon's decision to relinquish its option to acquire a controlling interest in the company and concerning the outcome of discussions with our lenders regarding the default under our credit agreement arising from Verizon's decision to relinquish its option.


For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report for the period ended March 31, 2002 as filed with the Securities and Exchange Commission, which discuss in greater detail the important factors that could cause actual results to differ materially.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.


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